EXHIBIT 10.23

20xx-20xx

 LONG-TERM INCENTIVE CYCLE

PERFORMANCE-BASED GRANT

PURPOSE

Long-term incentive (LTI) compensation provides a method for linking the compensation of key executives to the long-term results of The Phoenix Companies, Inc. (the “Company”) and to the drivers of shareholder value.

Incentives provided under this program are designed to deliver equity-based awards to participants, using Restricted Stock Units (“RSUs”) under The Phoenix Companies, Inc. 2003 Restricted Stock, Restricted Stock Unit, and Long-Term Incentive Plan (the “Plan”), provided certain performance objectives are met. An RSU represents the right to receive one share of The Phoenix Companies, Inc. common stock (“PNX Stock”).

BASIC PLAN CONCEPTS

Eligibility

Eligibility is limited to (1) key executives in a position to substantially influence the long-term direction and success of the Company and (2), other employees, in each case determined at the discretion of the CEO, the Board of Directors, or the Compensation Committee of the Board of Directors (the “Committee”).

Target Incentive Awards

Participants in the 20xx-20xx incentive cycle are provided a grant of RSUs to be earned at the end of the [x]-year period ending [month day, 20xx] (the “Performance Cycle”) subject to the achievement of specified performance objectives.  At the beginning of the Performance Cycle, the target number of RSUs (“Target RSUs”) for each participant is determined as follows:

Your LTI Target (% of Salary)	X	Your Salary as of [month day], 20xx	÷	PNX Stock Price on [month day], 20xx	=	Target RSUs

   Target RSUs are rounded to the nearest whole RSU.

For employees who become eligible for participation during the first year of the Performance Cycle, the Target RSUs to be granted will be prorated based on the number of months as a participant during the Performance Cycle and the closing price of PNX Stock on the first day of the first month of eligibility.

The number of RSUs that may be earned, if any, at the end of the Performance Cycle could be higher or lower than your Target RSUs, depending on the extent to which the performance objectives are achieved.

Performance Criteria

For the 20xx-20xx Performance Cycle, [performance criteria] is the measure we will use to determine award levels.  The threshold, target, and maximum [performance criteria] levels are set forth on your 20xx-20xx Long-Term Incentive Award Worksheet (“Award Worksheet”), attached to your award letter (a sample is attached to this form).

The value of your award will vary depending on the actual number of RSUs earned and the market value of PNX Stock at the end of the Performance Cycle.  See your Award Worksheet for an illustration of potential award values.

Determination of Final Award

The final RSU award determination will be made in the first quarter following the end of the Performance Cycle based on actual performance results. Award results must be approved by the CEO, the Board of Directors, or the Committee, as required, including any reduction to awards if circumstances warrant (e.g. initial targets are deemed too low or events not core to the business create a favorable result). Additionally, a top performer pool may be established at 25% of target if threshold performance criteria are not met.

Payment of Awards and Retention Requirements

The number of RSUs earned, if any, will convert into shares of PNX Stock in the first quarter of 20xx [year following last year of cycle], immediately following final award determination.  Receipt of PNX Stock is taxable as ordinary income in the year received.  Also, you will be required to hold a fixed percentage of the shares of PNX Stock received based upon your share ownership and retention guidelines, and you will be able to sell the remaining shares upon receipt.  Your share ownership guideline and retention ratios are reflected on your Award Worksheet.

Deferring Awards

The Company may provide you an opportunity to defer some or all of your award.  You will be notified of any such opportunity before the date required to effect a proper deferral election with respect to your award.

Termination During the Performance Cycle

If you terminate employment with the Company during this Performance Cycle due to death, Disability or “Approved Retirement” (as these terms are defined under the Plan), your final award will be determined by prorating the percentage of the target earned, if any, according to the number of months that you were actively at work during the Performance Cycle.  You will receive full credit for your last month even if you only worked part of that month.  Any RSUs awarded to such participants will be determined at the same time as those for active employees participating in this Performance Cycle and will not be subject to the retention requirements. In the event of your death, any shares of PNX Stock that would have been issuable shall be delivered to your beneficiary pursuant to the terms of the Plan as soon as practical following the determination of results.

If your employment with the Company is terminated during the Performance Cycle for any other reason, you will not receive any RSUs in connection with this incentive.

Change of Control

In the event of a Change of Control (as defined under the Plan), the Plan will govern the treatment of this award, unless you have a Change of Control Agreement.

Impact on Benefits

Long-term incentive payments made under the Plan will not be used for determining pay-related benefits under either qualified or nonqualified benefit plans maintained by the Company.

Administration

The Committee is responsible for the administration of the Plan.  Subject to the terms of the Plan, the Committee is authorized to interpret, prescribe, amend and rescind rules relating to the Plan, and to make all other determinations necessary to carry out the terms of the Plan, including, but not limited to (1) determination of any eligibility rules or conditions that may be required to be satisfied (consistent with the terms and purposes of the Plan) following the Performance Cycle but prior to the award payment date (such as, for example, a requirement that Participants are actively at work and in good standing with the Company on the award payment date), and (2) any determinations, amendments, or rules the Committee deems necessary or desirable to comply with the requirements of Section 409A of the Internal Revenue Code and the regulations and pronouncements there under, regardless of whether any such amendment would cause a reduction, delay, or cessation of an award accrued prior to the adoption of such amendment.

Governing Plan Document

The grant of RSUs to be earned under this Performance Cycle, and any corresponding RSUs or PNX Stock actually issued in connection with this incentive cycle, are governed by the terms of the Plan.  Any inconsistency between this document and that of the Plan will be governed by the Plan.

20xx-20xx LONG TERM INCENTIVE AWARD WORKSHEET

NAME

Base Salary as of [month] 20xx					$xxx,xxx
20xx Annual Performance Incentive Target					xxx%
20xx-20xx Long-Term Incentive Target					xxx%
LTI Target Award					$x,xxx,xxx
Stock Price on [month day, 20xx]					$xx.xx
LTI Target Units					xxx,xxx

Performance Criteria and Payout Levels
Performance Criteria
	x.xx%	x.xxx%	x.xx%	x.xx%	xx.xx%
Stock			% of Target Earned
Price	xx%	xx%	100%	xxx%	xxx%
$x.xx	$x	$x	$x	$x	$x
$xx.xx	$x	$x	$x	$x	$x
$xx.xx	$x	$x	$x	$x	$x
$xx.xx	$x	$x	$x	$x	$x
$xx.xx	$x	$x	$x	$x	$x
$xx.xx	$x	$x	$x	$x	$x
$xx.xx	$x	$x	$x	$x	$x
Definition/Description of Applicable Performance Criteria
Example Results
20xx [Performance Criteria]				x.xxx%
Stock Price				$xx.xx
Actual Award Value				$x

20xx [Performance Criteria]				x.xx%
Stock Price				$xx.xx
Actual Award Value				$x

Share Ownership and Retention Guidelines
Threshold Level of Stock Ownership				[#]x Salary
Retention Ratio (until threshold met)				xx%
Reduced Retention Ratio (after threshold met)				xx%